Exhibit 5.1
GAETA & EVESON, P.A.
Attorneys at Law

700 Spring Forest Road, Suite 335
Raleigh, North Carolina  27609
(919) 845-2558 Telephone
(919) 518-2146 Facsimile

www.banklawnc.com

November 18, 2011

Board of Directors
Crescent Financial Bancshares, Inc.
1005 High House Road
Cary, North Carolina 27513

Re:	Registration of Securities underlying the Crescent State Bank Employees’ 401(k) Plan, As Amended

Ladies and Gentlemen:

As counsel for Crescent Financial Bancshares, Inc. (the “Company”), we are furnishing the following opinion in connection with the preparation and filing of Post-Effective Amendment No. 1 to the registration statement on Form S-8, Registration No. 333-160566 (the “Registration Statement”), pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the “Act”). The Post-Effective Amendment No.1 to the Registration Statement relates to the registration of 100,000 shares of common stock of the Company, $0.001 par value per share (the “Common Stock”), issuable under the Crescent State Bank Employees’ 401(k) Plan, as amended (the “Plan”). The filing of this Post-Effective Amendment No. 1 to the Registration Statement, to which this opinion is to be attached as an exhibit, is in connection with, and follows the completion of, a reincorporation merger whereby Crescent Financial Corporation merged with and into the Company, its wholly-owned Delaware subsidiary, with the Company being the surviving corporation and deemed a “successor issuer” of Crescent Financial Corporation for purposes of Rule 414(d) under the Act.

We have examined the Certificate of Incorporation and Bylaws of the Company, the minutes of meetings of the Board of Directors and stockholders and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for the purposes of this opinion. Based upon such examination, it is our opinion that the shares of Common Stock of the Company which were registered pursuant to the Registration Statement, may be legally issued in accordance with the Company’s Certificate of Incorporation and Bylaws, and when so issued and duly delivered against payment therefor pursuant to the Plan as described in the Registration Statement, such shares of Common Stock will be legally issued, fully paid, and nonassessable.

These opinions reflect only the application of the General Corporation Law of the State of Delaware.

The opinions expressed herein do not extend to compliance with state and federal securities laws relating to the sale of these securities.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement that you are about to file with the Securities and Exchange Commission. In giving this consent we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

Yours very truly,

GAETA & EVESON, P.A.

/s/ GAETA & EVESON, P.A.